Exhibit 10.17

SETTLEMENT AGREEMENT AND GENERAL RELEASE

I, Robert Lamvik, acknowledge and agree that my employment with Embarcadero Technologies, Inc., a Delaware corporation (together with its subsidiaries, the “Company”) will end, effective October 31, 2006 (the “Effective Date”). This Settlement Agreement and General Release (this “Release”) is in consideration of the commitments made by the parties released hereby, all of which commitments are set forth in this document.

1.	The Company agrees, for my benefit, that (a) notwithstanding anything to the contrary contained in (i) the Option Agreement dated as of October 13, 2005 by and between the Company and myself, or (ii) the Option Agreement dated as of March 10, 2005 by and between the Company and myself (together, the “Specified Option Agreements”), the options to purchase common stock of the Company owned by me and that are set forth on the attached Exhibit A (the “Specified Options”) shall become fully vested and exercisable as of the Effective Date and b) that I shall continue to receive my base salary and benefits (at a rate of $200,000 per annum) payable in regular bi-monthly installments in accordance with the Company’s general payroll practices from the Effective Date for a period of six months thereafter.

2.	I and the Company acknowledge and agree that the Employment Agreement dated as of August 31, 2006, by and between the Company and myself, to be effective upon the consummation of the transactions contemplated by that certain Agreement and Plan of Merger by and among the Company, EMB Holding Corp. and EMBT Merger Corp., is terminated and is of no force and effect as of the date hereof. I and the Company further acknowledge and agree that the Non-Competition Agreement dated as of September 6, 2006, by and between the Company and myself, is not terminated and remains in full force and effect as of the date hereof.

3.	In consideration of and subject to the performance by the Company of its obligations under paragraph 1 of this Release, I do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

4.	I understand that any payments or benefits paid or granted to me under paragraph 1 of this Release represent, in part, consideration for signing this Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in paragraph 1 of this Release unless I execute this Release and do not revoke this Release within the time period permitted hereafter or breach this Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

5.	Except as provided in paragraph 7 below, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

6.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 5 above.

7.	I agree that this Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this Release. I acknowledge and agree that my separation from employment with the Company shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

8.	In signing this Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this Release and that without such waiver the Company would not have agreed to the terms of paragraph 1 of this Release. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending claim of the type described in paragraph 5 as of the execution of this Release.

9.	I represent that I am not aware of any claim by me other than the claims that are released by this Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of this Release and which, if known or suspected at the time of entering into this Release, may have materially affected this Release and my decision to enter into it. Nevertheless, I hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts and I hereby expressly waive any and all rights and benefits confirmed upon me by the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Being aware of such provisions of law, I agree to expressly waive any rights I may have thereunder, as well as under any other statute or common law principles of similar effect.

10.	I agree that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

11.	I agree that this Release is confidential and agree not to disclose any information regarding the terms of this Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. Notwithstanding anything herein to the contrary, each of the parties to this Release (and each affiliate and person acting on behalf of any such party) agree that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Release and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws.

12.	Any non-disclosure provision in this Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

13.

For a period of four (4) years following the Effective Date, I shall cooperate with the Company and its subsidiaries in any internal investigation or administrative, regulatory, or judicial proceeding as reasonably requested by the Company (including, without limitation, my being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, and collecting documents or other pertinent information as requested by the Company, all at times and on schedules that are consistent with my other permitted activities and commitments). In no event shall the Company or its subsidiaries request or schedule such cooperation at times and places that would materially disrupt my employment or other professional obligations. In the event the Company requires my cooperation in accordance with this paragraph 13, the Company shall promptly reimburse me for reasonable expenses upon submission of receipts, and in circumstances where such expenses are likely to exceed the sum of one thousand dollars ($1,000), the Company shall, at my option, advance to me a sum equal to the expected expenditures. In circumstances where the time spent in such cooperation shall exceed: (i) four (4) hours in any 24-hour period and/or twelve (12) hours cumulatively in any period of twelve (12) months, I shall be compensated for such cooperation at the rate of two hundred dollars ($200) per hour, provided that, I shall not be compensated for actual time spent testifying in relation to any legal or administrative proceeding.

14.	I agree not to disparage the Company, its past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained. I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

15.	Notwithstanding anything in this Release to the contrary, this Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the terms of this Release after the date hereof.

16.	Whenever possible, each provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS RELEASE, I REPRESENT AND AGREE THAT:

(a)	I HAVE READ IT CAREFULLY;

(b)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER

THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON OCTOBER __, 2006 TO CONSIDER IT AND THE CHANGES MADE SINCE THE OCTOBER __, 2006 VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(f)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(g)	I HAVE SIGNED THIS RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(h)	I AGREE THAT THE PROVISIONS OF THIS RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE: 10/18/06	/s/ Robert Lamvik
Robert Lamvik

ACKNOWLEDGED AND AGREED:

/s/ Stephen Wong
DATE: 10/31/06	Embarcadero Technologies, Inc.

Stephen Wong, CEO

EXHIBIT A

Specified Options

Grant Date	Exercise Price	Number of Unvested Options Currently Owned	Number of Unvested Options to be Accelerated
October 13, 2005	$6.76	32,500 shares	32,500 shares
March 10, 2005	$7.15	68,750 shares	68,750 shares